UNITED STATES
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Radius Recycling, Inc.

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Toyota Tsusho Corporation

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Toyota Tsusho Corporation

<Briefing on the Acquisition of Shares of Radius Recycling, Inc. Condensed Transcript of

Q&A Session>

Date and Time:	Friday, March 14, 2025, 11:00-12:00
Attendees:	Hiroshi Tominaga, CSO, Masaharu Katayama, Circular Economy Division COO, Yasushi Aida, Deputy CFO

Q.	What is the background behind Radius’ recent decline in performance? Also, it is our understanding that performance is linked to scrap prices. What is your view of its actual and expected earnings?

A.	Performance has been deteriorating due to the effects of declining market conditions. Impairment loss on goodwill from Radius’ corporate acquisitions in the past could be another factor. Although we cannot comment specifically on expected profits, we believe that the investment meets our ROIC target of 10% or more for the Social Value domain announced in the Toyota Tsusho Corporation’s (“Toyota Tsusho”) Mid-term Business Plan. The current business model is affected by market conditions, but we believe that growth potential with the existing business of Toyota Tsusho and the retention of sales partners will enable us to mitigate the impact of market fluctuations and improve profits.

Q.	Is it correct to understand that the U.S. scrap market is on an upward trend in the short term, partly due to the impact of import tariffs in the United States?

A.	Basically, the United States is an exporter of scrap. With regard to scrap business, Radius is currently affected by market conditions, but we are considering stabilizing prices by supplying material collected by Radius to our customer base. In relation to the U.S. import tariffs, cheap steel products from Chinese manufacturers are pushing down prices in the global market, but if the tariffs curb the flow of steel products from China to the United States, prices will stabilize and there will be a positive impact on the business.

Q.	What made you focus on Radius among companies engaged in similar business? What could be the weaknesses of Radius?

A.	In many cases, recycling companies in the United States are engaged in a single business, such as only collecting scrap or dismantling end-of-life vehicles. Radius is engaged not only in scrap business but also in dismantling end-of-life vehicles, and has 50 facilities throughout the United States. The collection network for end-of-life vehicles in the United States is also highly compatible with our existing business of dismantling end-of-life vehicles. Radius handles a large volume of steel scrap (4.5 million tons). In terms of shipping bases, while our bases are concentrated in the south-central region, Radius has bases mainly in the eastern and western regions, and there are growth potential brought by the complementary relationship of locations. In addition, we expect an increase in future demand for scrap due to Japanese steelmakers’ initiatives regarding electric furnaces. The weakness could be that the business is affected by market conditions due to the nature of the business.

Toyota Tsusho Corporation

Q.	In the disclosed material, it is unclear how each business contributes to earnings. Can you tell which businesses are generating volatility? At this point, is there a mechanism in place to stabilize revenues after the acquisition, including prospects for long-term contracts?

A.	Expected profits are falling due to the current market conditions for steel products. Volatility is high in the field of steel scrap. Our goal is not to do business from a short-term perspective but to create a business model that hedges market risks to stabilize the business over the long term.

Toyota Tsusho intends to grow Radius’ business model by making it more long-term oriented and stable.

Q.	You mentioned that the business of collecting end-of-life vehicles is an advantage. What is Radius’ position in this business? How do you evaluate and anticipate growth potential?

A.	Radius is one of the top 10 operators in the collecting business network. However, it was not the size of the business, but the fact that Radius has 50 locations for collecting end-of-life vehicles and the strong synergy with our existing end-of-life vehicles business that led to this deal. We have been promoting a dismantling business in India. In India, everything is meticulously dismantled by hand, and the quality of the recycled resources is high. In the United States, on the other hand, only wire harnesses are taken out manually; other parts are crushed and shredded. This is a disposal method used at a time when there is little momentum for a circular economy. We expect that incorporating methods that have a high reuse rate that we have developed in Japan will change the way end-of-life vehicles are dismantled in the United States.

Q.	Can you explain the Radius’ business model in detail? Is this a business model in which scrap is collected and delivered directly to the electric furnace?

A.	It depends on the material. As for steel scrap, the business model is not as simple as just collecting and delivering. It includes processes such as crushing by a shredder, etc. In nonferrous scrapping, value is added by sorting shredded materials more finely. Radius also sorts the parts from end-of-life vehicles, but currently, the reuse rate is not as high as in Japan. As measures to improve Radius’ profit margins other than growth potential with Toyota Tsusho, we consider investing in advanced sorting of nonferrous scrap to further add value. We also plan to expand orders for integrated services related to resource recycling from automotive OEMs.

Q.	Do you expect that the enhancement of sorting can be profitable amid rising labor costs in the United States?

A.	Enhanced sorting is effective even considering the cost of labor in the United States. In addition, we have many years of experience and knowledge in the resource recycling business in the United States.

Toyota Tsusho Corporation

Q.	I believe we can expect higher returns with the retention of sales partners, but what is the timeline for the realization of this?

A.	We believe that the timeline for profit improvement varies depending on the material and the approach. For example, as for acquiring precious metals from end-of-life vehicles, we plan to change the distribution channels from the current sales in the market to the sales to our existing customers within about one year after the acquisition. As for scrap supply to electric furnaces in Japan, this will be realized in 2028 and beyond, and the same for electric furnaces in the United States. The timeline for battery recovery is about five years, taking into account the volume of waste batteries and the preparations for pickup.

Q.	Radius seems to be facing a number of challenges, including a difficult financial position, rising costs, and exports that are sensitive to market conditions depending on scrap circumstances. What is the plan to support Radius in the future?

A.	The financial position of Radius appears difficult due to goodwill impairment and one-time losses, but we will continue to consider the optimal financing method. Our basic idea for Radius is to stabilize and improve its profitability by making the business model more stable, taking advantage of a complementary relationship with Toyota Tsusho.

Q.	The current performance appears to be market-linked, but how do you see future returns?

A.	We will consider hedging the risk of market fluctuations. As for steel scrap, it will be a basic policy to acquire stable revenues that are commensurate with processing costs. Nonferrous scrap is expected to have the potential to increase additional value through enhanced sorting. The end-of-life vehicle business has a platform with some degree of size, and we will pursue additional value by integrating it into our supply chain.

We consider circular economy initiatives to be based on local production and local consumption. Expanding this initiative in the United States, an important market for us, will be a major part of our growth strategy. We see stable demand in the future, including for batteries. We will increase added value by making the business model stronger and more stable by combining it with our strengths.

Q.	In the past, you acquired a scrap business in Europe and then withdrew from it. What are the lessons and how are you taking advantage of such experience? What are the differences from the last time?

A.	When we acquired the scrap business in Europe, we failed to fully identify the strengths and weaknesses of the target company, which led to our withdrawal. There are also differences in the markets of Europe and the United States. The United States market is much larger and has stable demand due to the high production volume of automotive OEMs with whom we have close relationships. In addition, Radius was a publicly traded company, and the quality and quantity of information available was different from that of the European company, which was unlisted.

Toyota Tsusho Corporation

FORWARD LOOKING STATEMENTS

The foregoing contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements often contain words such as “outlook,” “target,” “aim,” “believes,” “expects,” “anticipates,” “intends,” “assumes,” “estimates,” “evaluates,” “may,” “will,” “should,” “could,” “opinions,” “forecasts,” “projects,” “plans,” “future,” “forward,” “potential,” “probable,” and similar expressions. The absence of these words or similar expressions, however, does not mean that a statement is not forward-looking. Forward-looking statements are made based upon management’s current expectations and beliefs and are not guarantees of future performance. Such forward-looking statements are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by the forward-looking statements. These factors include, among others: completion of the proposed transaction is subject to various risks and uncertainties related to, among other things, its terms, timing, structure, benefits, costs and completion; required approvals to complete the proposed transaction by the shareholders of Radius Recycling, Inc. (the “Company”) and the receipt of certain regulatory approvals, to the extent required, and the timing and conditions for such approvals; the stock price of the Company prior to the consummation of the proposed transaction; the satisfaction of the closing conditions to the proposed transaction; potential environmental cleanup costs related to the Portland Harbor Superfund site or other locations; the impact of equipment upgrades, equipment failures, and facility damage on production; failure to realize or delays in realizing expected benefits from capital and other projects, including investments in processing and manufacturing technology improvements and information technology systems; the cyclicality and impact of general economic conditions; the impact of inflation and interest rate and foreign currency fluctuations; changing conditions in global markets including the impact of sanctions and tariffs, quotas, and other trade actions and import restrictions; increases in the relative value of the U.S. dollar; economic and geopolitical instability including as a result of military conflict; volatile supply and demand conditions affecting prices and volumes in the markets for raw materials and other inputs the Company purchases; significant decreases in recycled metal prices; imbalances in supply and demand conditions in the global steel industry; difficulties associated with acquisitions and integration of acquired businesses; supply chain disruptions; reliance on third-party shipping companies, including with respect to freight rates and the availability of transportation; restrictions on the Company’s business and financial covenants under the agreement governing its bank credit facilities; potential limitations on the Company’s ability to access capital resources and existing credit facilities; the impact of impairment of goodwill and assets other than goodwill; the impact of pandemics, epidemics, or other public health emergencies; inability to achieve or sustain the benefits from productivity, cost savings, and restructuring initiatives; inability to renew facility leases; customer fulfillment of their contractual obligations; the impact of consolidation in the steel industry; product liability claims; the impact of legal proceedings and legal compliance; the impact of climate change; the impact of not realizing deferred tax assets; the impact of tax increases and changes in tax rules; the impact of one or more cybersecurity incidents; the impact of increasing attention to environmental, social, and governance matters; translation risks associated with fluctuation in foreign exchange rates; the impact of hedging transactions; inability to obtain or renew business licenses and permits; environmental compliance costs and potential environmental liabilities; increased environmental regulations and enforcement; compliance with climate change and greenhouse gas emission laws and regulations; the impact of labor shortages or increased labor costs; reliance on employees subject to collective bargaining agreements; and the impact of the underfunded status of multiemployer plans in which the Company participates; and other risks set forth under the heading “Risk Factors,” of the Company’s Annual Report on Form 10-K for the year ended August 31, 2024, and in its subsequent filings with the Securities and Exchange Commission (“SEC”). Investors and security holders of the Company should not rely upon forward-looking statements as predictions of future events. Furthermore, such forward-looking statements speak only as of the date of this report. The Company’s actual results could differ materially from the results described in or implied by such forward-looking statements. Forward-looking statements speak only as of the date hereof, and, except as required by law, the Company undertakes no obligation to update or revise these forward-looking statements.

Toyota Tsusho Corporation

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. This communication relates to a proposed acquisition of the Company by Toyota Tsusho America, Inc. In connection with this proposed acquisition, the Company plans to file one or more proxy statements or other documents with the SEC. This communication is not a substitute for any proxy statement or other document that the Company may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Any definitive proxy statement(s) (if and when available) will be mailed to shareholders of the Company. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by the Company through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by the Company will be available free of charge on the Company’s internet website at www.radiusrecycling.com or upon written request to: Investor Relations, Radius Recycling, Inc., 222 SW Columbia Street, Suite 1150, Portland, Oregon 97201 or by telephone at (503) 323-2811.

Participants in Solicitation

The Company, its directors and certain of its executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of the Company is set forth in its proxy statement for its 2025 annual meeting of shareholders, which was filed with the SEC on December 16, 2024.

Toyota Tsusho Corporation, its affiliate Toyota Tsusho America, Inc., and certain of their respective directors and executive officers may also be considered participants in the solicitation of proxies in connection with the proposed transaction.

Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available. These documents can be obtained free of charge from the sources indicated above.

Radius Recycling, Inc.

222 SW Columbia Street

Suite 1150

Portland, Oregon 97201

Tel. (503) 323-2811

www.radiusrecycling.com